Exhibit 99.1

Forum Merger II Corporation Announces Extension of Date to Complete a Business Combination

New York, NY, Feb. 7, 2020 (GLOBE NEWSWIRE) -- Forum Merger II Corporation (Nasdaq: FMCI) (the “Company”) today announced that its stockholders approved an extension of the date by which it must consummate a business combination from February 7, 2020 to June 10, 2020, or such earlier date as determined by the Company’s board of directors in its sole discretion.  In connection with the extension, 4,589 out of 20,000,000 public shares were redeemed by stockholders. As a result of the extension, the Company will make a cash contribution into its trust account of $0.033 for each public share that was not redeemed by stockholders for each of the four consecutive monthly periods of the extension, assuming the Company takes the full time through the extended date to complete its initial business combination.

About Forum Merger II Corporation

Forum Merger II Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

David Boris

(212) 739-7860

david@forummerger.com

www.forummerger.com